Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	American Realty Capital Properties, Inc.				ARC Predecessor Companies
	Year Ended		September 6, 2011 to		January 1, 2011 to		Year Ended				June 5, 2008 to
Period:	December 31, 2012		December 31, 2011		September 5, 2011		December 31, 2010		December 31, 2009		December 31, 2008
Earnings
Pre-tax loss from continuing operations	$(6,579)		$(1,759)		$(5,302)		$(7,421)		$(8,614)		$(1,182)
Add:
Fixed charges	4,720		924		7,941		10,805		6,963		1,608
Total Earnings	$(1,859)		$(835)		$2,639		$3,384		$(1,651)		$426

Fixed charges
Interest expensed and capitalized (1)	$4,356		$924		$7,941		$10,805		$6,963		$1,608
Preference security dividend requirements	364		-		-		-		-		-
Total Fixed Charges	$4,720		$924		$7,941		$10,805		$6,963		$1,608
Ratio of Earnings to fixed charges calculation	-0.39	x	-0.90	x	0.33	x	0.31	x	-0.24	x	0.26	x
Deficiency	$6,579		$1,759		NA		NA		$8,614		NA
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(1)	Interest expensed includes amortization of premiums and discounts on borrowings and amortization of capitalized expenses related to indebtedness.